CUSIP NO. 256135203	13G	Page 17 of 17

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company.
Colonial First State Investments Limited	IA (AU registered)
First State Investment Management (UK) Limited	IA (UK registered)
First State Investments (Hong Kong) Limited	IA (HK registered)
First State Investments International Limited	IA (UK registered)
First State Investments (Singapore)	IA (SNG registered)